EXHIBIT 99.1

Sun River Energy, Inc. Announces Delay in Closing Raven Wing Resources, Inc. Acquisition February 2, 2010 7:25 PM ET

DENVER,  Feb. 2  /PRNewswire-FirstCall/  -- Sun River Energy, Inc. (OTC Bulletin
Board: SNRV) announces that the transaction outlined by the Definitive Agreement between itself and Skana Capital Corp. (TSXV: SKN) for the purchase of Skana's wholly-owned subsidiary, Raven Wing Resources, Inc., has not closed on February 1, 2010, as originally called for under the terms of the Definitive Agreement (see Sun River Press Release of December 28, 2009).

Under the terms of the Agreement, Skana was to have provided to Sun River all relevant corporate documents and evidence of title to all leases prior to closing. These documents are necessary to perform an independent audit of Raven Wing Resources, Inc. as per SEC rules and to complete Due Diligence review by Sun River. At this time, a complete and entire set of corporate records and title have not been delivered to Sun River.

According to Sun River President Jay Leaver, "Sun River stands ready to close this deal. We discovered a few paperwork issues during due diligence that will need to be addressed for an audit, and certain recordings need completion, but we do not believe these represent anything that cannot be easily rectified."

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our energy properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.